EXHIBIT 10.18

China Construction Eighth Engineering Bureau Co., Ltd. Wuyishan City Rural Domestic Wastewater Upgrading and Treatment Integrated Design, Procurement, Construction, and Operation Project for the Years 2021 to 2025

Part I: Agreement

Place of Signing: Wuyishan, Fujian

Date of Signing: July 21, 2023

Contract Number: CDT20230721

Contractor: China Construction Eighth Engineering Bureau Co., Ltd. (referred to as Party A hereinafter)

Subcontractor: Shenzhen CDT Environmental Technology Co., Ltd (referred to as Party B hereinafter)

This contract is established because Party A, with the need for the construction of the Wuyishan City Rural Domestic Wastewater Upgrading and Treatment Integrated Design, Procurement, Construction, and Operation Project for the Years 2021 to 2025, has accepted Party B for the project’s construction. In accordance with the relevant laws, including the Civil Code of the People’s Republic of China and the Construction Law of the People’s Republic of China, both Party A and Party B, on the basis of equality, voluntariness, fairness, and good faith, have reached an agreement through negotiation on construction matters and entered into this contract.

1.      Composition of this Contract

(1) This contract agreement; (2) Special contract clauses; (3) General contract clauses; (4) Bidding documents, quotation letters, and related commitment letters; (5) Other contract documents (supplementary agreements, minutes, correspondence, faxes, data messages compliant with the Electronic Signature Law, and other such documents) hold equal validity with this contract agreement.

2.     Project Overview

Project Name: Wuyishan City Rural Domestic Wastewater Upgrading and Treatment Integrated Design, Procurement, Construction, and Operation Project for the Years 2021 to 2025

Project Location: Wutun Township, Wuyishan City

Scope of Work under this Contract: Construction and upgrading of rural domestic wastewater networks (including repairs), construction and upgrading of rural domestic wastewater treatment stations (including repairs).

3.     Contract Price

The provisional contract price is Thirty Million Seven Hundred Fifteen Yuan (RMB ¥30,000,715.00). The invoice type to be issued is the value-added tax special invoice. Refer to the special terms in Part III and Appendix 1 for the priced bill of quantities.

4.     Contract Period

Commencement Date: Provisionally from August 1, 2023, to May 31, 2024, with a total duration of 305 days. This date is tentative, and Party A can make adjustments as per the actual construction progress and the requirements of the project owner (the government), to which Party B has no objections.

5.     Quality Standards

Party B must ensure that the construction quality meets the qualified standards set by the unified standards of the project’s design and construction quality acceptance, as well as the relevant professional acceptance specifications.

6.     The meanings of the words in this agreement are the same as the definitions provided for them in the second part of this contract, “General Terms.”

7.     Party B commits to Party A to complete the work defined in Article 2 of this agreement in accordance with the agreed contract period and quality standards.

8.     Party A commits to Party B to make payments as per the agreed terms and methods in Article 3 of this agreement, including the contract price and any other payments that are due.

9.      Party B pledges to Party A to fulfill all obligations related to Party A in the general contract concerning this project and assumes joint responsibility for the performance of this project contract and ensuring the project’s quality.

10.    Party B commits to Party A that, in the event of a delay in the commencement date or an extension of the project schedule due to reasons not attributable to Party A, such as underground pipeline relocation, demolition, construction permit approval, or changes requested by the project owner, Party B will not request additional compensation for additional costs.

11.    Party B pledges to Party A that the entry plan for Party B’s personnel, materials, and equipment must align with the on-site construction schedule and follow the arrangements made by Party A’s project department, making necessary adjustments as required.

12.    Party B commits to Party A that the use of all personnel, materials, and equipment entering the site will be subject to Party A’s project department’s overall arrangements.

13.   Party B pledges to Party A that safety, quality, progress, and civil construction during construction will be subject to management by Party A’s project department. If Party B’s actions result in safety, quality, progress, or civil construction not meeting Party A’s requirements, or if the quality and safety management within Party B’s scope of responsibility do not meet Party A’s requirements, Party A reserves the right to adjust the construction scope, work volume, and other construction aspects. In cases of severe breach, Party A has the right to terminate the contract, and Party B may be removed from Party A’s supplier network or even placed on a “Supplier Blacklist,” with no further collaboration for a period of three years.

14.   Supply Chain Compliance Clause: Export Control Compliance. Party B is aware of Party A’s inclusion on the trade control list of the United States government. Party B commits to providing products, software, or technology to Party A for this project that are not subject to control under the United States Export Administration Regulations or other relevant U.S. export control provisions. Party A’s procurement of products, software, or technology from Party B will not violate U.S. export control regulations.

15.    This contract is made in four identical copies, with both Party A and Party B each holding two copies. The contract will become effective upon being signed and sealed by the legally appointed representatives or their authorized agents of both parties.

16.    Any matters not covered by this contract will be subject to additional agreements to be signed by both parties. Such supplementary agreements will be considered a part of this contract.

(Signing Page)

Party A: [Seal]	Party B: [Seal]

Legal Representative or Authorized	Legal Representative or Authorized

Representative:	Representative:

Signature]	[Signature]